Exhibit 10(a) - Consent of Ernst and Young LLP, Independent Registered
                 Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Independent Auditors" and to the use of our report dated March 22, 2004, with respect to the financial statements of ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and to the use of our report dated March 15, 2004, with respect to the statement of assets and liabilities of Separate Account B as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 30 to the Registration Statement (Form N-4 No. 333-28679) and the related Prospectus and Statement of Additional Information.

We also consent to the use of our reports dated March 22, 2004 relating to the statutory-basis financial statements of Equitable Life Insurance Company of Iowa, United Life and Annuity Insurance Company and USG Annuity & Life Company as of December 31, 2003 and 2002 and for the years then ended included in this Registration Statement, related Prospectus and Statement of Additional Information.

Our audits (to which the date of our report is March 22, 2004) also included the financial statement schedules of ING USA Annuity and Life Insurance Company. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                           /s/ Ernst & Young, LLP


Atlanta, Georgia
December 15, 2004